NON-EMPLOYEE Chief Strategy Officer
ENGAGEMENT AGREEMENT

This Non-employee Chief Strategy Officer Agreement (the "**Agreement**") is entered into as of the 15th day of June 2024 (the "**Effective Date**") by and between **HEALTHCARE INTEGRATED TECHNOLOGIES, INC.**, a Nevada corporation (the "**Company**"), and Dustin Hillis ("**Executive**").

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and conditions contained herein, the parties hereto agree as follows:

1. **Engagement**. The Company hereby engages Executive to perform those Non-employee Chief Strategy Officer ("**CSO**") duties as defined by the Chief Executive Officer and/or Board of Directors ("BOD") and such other duties as may be reasonably requested from time to time by the Chief Executive Officer and/or BOD of the Company, in each case that are consistent with this Agreement and the duties of a chief strategy officer at a similarly-situated company. The Company and Executive hereby accept such engagement upon the terms and subject to conditions set forth in this Agreement.

2. **Non-employee Chief Strategy Officer**. Executive shall be designated CSO of the Company and provide those services as CSO of the Company as defined herein.

3. **Compensation**.

A. **Base Fee**. For the services rendered by Executive under this Agreement, the Company shall pay to Executive the annual sum of $100,000.00 (USD One Hundred Thousand Dollars) (the "**Base Fee**"). The annual sum shall be paid in equal monthly payments, to be disbursed no less frequent than once per month, at the end of each month of Executive's service. Executive shall not be obligated to invoice the Company as a condition for receiving the foregoing Base Fee or any other compensation under this Section 3.

B. **Discretionary Bonus Fee**. The Executive may be awarded a bonus from time to time and in such amounts as may be determined by the Board of Directors of the Company in their sole discretion (each, a "**Discretionary Bonus**").

C. **Equity Incentives**. In addition to base contract pay, Executive shall be entitled to the following equity incentive awards:

(i) *Stock Grant*. The Executive shall be granted by the Company a stock grant of 1,000,000 shares of the Company's common stock. The stock grant shall be non-qualified and shall become fully vested upon execution of this agreement;

(ii) *Long-Term Incentives*. The Board or Committee may grant to Executive other long-term incentive awards, in the form of equity awards or cash incentives or otherwise, from time to time and in the discretion of the Board or Committee.

D. **Sales Commission**. Executive, or his designee(s), shall be paid a 15% commission on the gross amount of any new software licensing fees and/or software support and maintenance fees earned by the Company on any sales occurring after the Effective Date (the "**New Business Commissions**"), which New Business Commissions shall include any amounts earned by the Company from "upsells" or other new or additional products or services sold to any then-existing customer of the Company. Executive, or his designee(s), shall be paid an 8% commission on the gross amount of any recurring software support and maintenance fees earned by the Company (the "**Recurring Business**

Commissions" and, together with the New Business Commissions, the " Commissions") . No Commission will be payable by the Company until the amount is collected from the customer. No Commissions shall be due on any portion of revenue earned from equipment related cost including, but not limited to, equipment, labor and materials. All Commissions shall be payable by the Company to Executive within thirty (30) days of the Company's receipt of the applicable payment from the customer. The Company shall: (i) maintain true and correct books and records regarding all such customer payments and its calculation of the Commissions payable to Executive hereunder; (ii) deliver to Executive a monthly report detailing the Commission amounts earned by and payable to Executive, together with all other relevant information regarding the customer payments relating to such Commissions; and (iii) at the request of Executive from time to time, provide Executive with access to the Company's books and records to permit Executive or his designee(s) to audit the Company's determinations regarding the calculation and payment of Commissions hereunder.

C. **Benefits**. During the term of this Agreement, Executive shall not be entitled to participate in any employee benefit plans, programs and arrangements of the Company.

4. **Term and Survivability**. The term of this Agreement shall be for a period of three (3) years, beginning on the Effective Date, and shall thereafter renew only upon the mutual agreement of the parties. Notwithstanding the foregoing, either party shall have the right to terminate this Agreement at any time, with or without cause. If Executive is terminated by the Company for Cause, or Executive voluntarily terminates this Agreement for Good Reason or dies or suffers a Disability (as defined below), any such termination shall become effective immediately upon written notice thereof (or, in the case of Executive's death, on the date of such death). If Executive is terminated without Cause or voluntary terminates without Good Reason, this Agreement shall be terminated upon thirty (30) days written notice. The date on which the termination of this Agreement becomes effective shall be hereinafter referred to as the **"Termination Date."** For the avoidance of doubt, if this Agreement expires without renewal or extension on the third anniversary of the Effective Date, such expiration date shall be deemed the Termination Date.

5. **Termination Fee**. If Executive is terminated for any reason other than by the Company for Cause or by the Executive without Good Reason, the Executive shall be entitled to receive a termination fee equal to one (1) month of Base Fee as defined in Section 3A hereof (the **"Termination Fee"**), payable by the Company to Executive within thirty (30) days of the Termination Date.

6. **Termination**.

A. **Executive's Voluntary Termination without Good Reason**: In the event this Agreement is terminated because Executive voluntarily terminates his engagement without Good Reason (as defined below), then:

(i) Executive will receive any unpaid portion of the Base Fee earned through the Termination Date, payable in accordance the Company's standard payroll practices (the **"Unpaid Base Fee"**); and

(ii) Executive will receive all New Business Commissions in respect of any customers of the Company that were introduced to the Company, or with whom the Company had substantive discussions regarding a potential business relationship, prior to the Termination Date, even if such Commissions do not become earned and/or payable until after such Termination Date (the **"Earned New Business Commissions"**). All such Earned New Business Commissions shall be paid in the amounts and at the times such Earned New Business Commissions would otherwise have been paid to Executive if this Agreement had not been so terminated.

B. **Termination for Cause**. In the event this Agreement is terminated by the Company for Cause, the Company shall be obligated only to pay Executive the Unpaid Base Fee. For purposes of this Agreement, the term "Cause" shall mean the Company's termination of Executive because Executive: (i) is convicted of (including a plea of guilty or no contest as to) any crime (whether or not involving the Company) constituting a felony, indictable offense, or offense punishable by incarceration in excess of six months; (ii) has engaged in any substantiated act involving moral turpitude; (iii) Executive's gross neglect or misconduct in the performance of engagement duties including the willful failure or refusal to perform such duties as may reasonably be assigned to Executive by the Chief Executive Officer and/or BOD of the Company consistent with Executive's CSO position, or (iv) a material breach of any provision of this Agreement; provided, however, that with respect to clauses (iii) or (iv), the Company will give to Executive advance notice so that they will have at least ten (10) business days to cure any such breach (provided, further, that if Executive is making diligent efforts to cure such breach and cannot reasonably do so within such ten (10) business day period, such period shall be extended to provide Executive the opportunity to so cure such breach (such extension not to exceed twenty (20) business days)).

C. **Termination by the Company without Cause; by Executive with Good Reason; and by Death or Disability**. In the event this Agreement is terminated by the Company without Cause, by the Executive with Good Reason, or due to Executive's death or Disability, then:

(i) Executive (or his estate) will receive the Unpaid Base Fee;

(ii) Executive (or his estate) will receive the Termination Fee;

(iii) Executive (or his estate) will receive the Earned New Business Commissions;

(iv) Executive (or his estate) will receive all Recurring Business Commissions in respect of the customers of the Company as of the Termination Date (the "Earned Recurring Business Commissions") applicable to all products and services sold or provided to such customers on or before the one-year anniversary of the Termination Date. All such Earned Recurring Business Commissions shall be paid in the amounts and at the times such Earned Recurring Business Commissions would otherwise have been paid to Executive if this Agreement had not been so terminated; and

(v) Executive (or his estate) will receive a pro rata portion of any Discretionary Bonus that would otherwise have been payable to Executive for the applicable period(s) if this Agreement had not been so terminated, with the amount and timing for payment of any such Discretionary Bonus being determined by reference to the discretionary bonuses (if any) paid or payable to other similarly-situated executives of the Company for the applicable period(s).

For purposes hereof:

(a) "Good Reason" shall mean a voluntary termination by Executive of this Agreement if (a) any of the following events occur without Executive's express prior written consent; (b) within thirty (30) days after Executive learns of the occurrence of such event, Executive gives written notice to the Company describing such event and demanding cure; and (c) such event is not fully cured within ten (10) business days after such notice is given: (i) a reduction in Executive's compensation, (ii) a material breach by the Company (or any principal or affiliate of the Company) of any term(s) of this Agreement, (iii) an adverse change in Executive's title, status, authority, duties or responsibilities, or (iv) a relocation of Executive's work location; and

(b) "Disability" shall mean any illness, injury, accident or condition of either a physical or psychological nature that cause Executive to be unable to perform substantially all of his

duties and responsibilities hereunder (notwithstanding the provision of any reasonable accommodation) for ninety (90) consecutive days or for an aggregate of one hundred and twenty (120) days during any period of three hundred and sixty-five (365) consecutive calendar days.

7. **Costs and Expenses of Executive's Performance.** All out-of-pocket costs and expenses of Executive's performance hereunder shall be borne by the Company upon submission and approval of documentation of such costs and expenses **in accordance with the Company's** expense reimbursement policy.

8. **Independent Contractor.** Executive individually shall not be deemed to be an employee or agents of the Company for any purpose whatsoever.

9. **Taxes**. As an independent contractor, Executive acknowledges and agrees that it is solely responsible for the payment of any taxes and/or assessments imposed on Executive on account of the payment of compensation to, or the performance of services by Executive pursuant this Agreement, including, without limitation, any unemployment insurance tax, federal and state income taxes, federal Social Security (FICA) payments, and state disability insurance taxes. The Company shall not make any withholdings or payments of said taxes or assessments with respect to amounts paid to Executive hereunder; provided, however, that if required by law or any governmental agency, the Company shall withhold such taxes or assessments from amounts due Executive, and any such withholding shall be for Executive's account and shall not be reimbursed by the Company to Executive. Executive expressly agrees to make all payments of such taxes, as and when the same may become due and payable with respect to the compensation earned under this Agreement.

10. **Confidentiality**. For a period of twenty-four (24) months from the termination of this Agreement, Executive agrees they will not, except when required by applicable law or order of a court, during the term of this Agreement or thereafter, disclose directly or indirectly to any person or entity, any Trade Secrets (as defined below) or Confidential Information (as defined below) or other information treated as confidential by the Company known, learned or acquired from the Company by the Executive during the period of the Executive's engagement by the Company. For purposes of this Agreement, "Confidential Information" shall mean any and all Trade Secrets, knowledge, data or know-how of the Company, any of its affiliates, or proprietary information of third parties in the possession of the Company or any of its affiliates, and any nonpublic technical, training, financial and/or business information treated as confidential by the Company or any of its affiliates, including such information, knowledge, Trade Secret or data conceived, originated, discovered or developed by Executive hereunder. For purposes of this Agreement, "Trade Secrets" shall include, without limitation, any formula, concept, pattern, processes, designs, device, software, systems, list of customers, training manuals, marketing or sales or service plans, business plans, marketing plans, financial information, or compilation of information which is used in the Company's business or in the business of any of its affiliates.

Confidential Information and Trade Secrets shall not include, and the foregoing shall not apply to, information that is (i) generally available to the public other than a result of a disclosure by Executive; (ii) available to Executive on a non-confidential basis prior to the disclosure by Company to Executive; (iii) available to the Executive on a non-confidential basis from a source other than Company or its affiliates, provided, however, that such source is not known to Executive to be bound by a confidentiality agreement; or (iv) required to be disclosed by Executive by law or pursuant to court order. Executive shall notify the Company of any information that comes to its attention that might indicate that there has been a loss of confidentiality with respect to the Confidential Information.

11. **Return of the Company's Proprietary Materials**. Executive agrees to deliver promptly to the Company on termination of this Agreement for whatever reason, or at any time the Company may so request, all documents, records, artwork, designs, data, drawings, flowcharts, listings, models, sketches, apparatus, notebooks, disks, notes, copies and similar repositories of Confidential Information and any other

documents of a confidential nature belonging to the Company, including all copies, summaries, records, descriptions, modifications, drawings or adaptations of such materials which Executive may then possess or have under its control.

12. **Assignment of Proprietary Rights**. Executive hereby assigns and transfers to the Company all right, title and interest that Executive may have, if any, in and to all intellectual property rights ("Proprietary Rights") (whether or not patentable or copyrightable) made, conceived, developed, written or first reduced to practice by Executive, whether solely or jointly with others, during the period of Executive's engagement by the Company which directly relate to and claim an improvement upon the technology or intellectual property owned by the Company.

Executive acknowledges and agrees that the Company shall have all right, title and interest in, among other items, all research information and all documentation or manuals related thereto that Executive develops or prepares for the Company hereunder during the period of Executive's engagement by the Company and that such work by Executive shall be work made for hire and that the Company shall be the sole author thereof for all purposes under applicable copyright and other intellectual property laws. With respect to all Proprietary Rights which are assigned to the Company pursuant to this Section 13, Executive will assist the Company in any reasonable manner for reasonable compensation to obtain for the Company's benefit patents and copyrights thereon in any and all jurisdictions as may be designated by the Company, and Executive will execute, when requested, patent and copyright applications and assignments thereof to the Company, or other persons designated by the Company, and any other lawful documents deemed necessary by the Company to carry out the purposes of this Agreement.

13. **Trade Secrets of Others**. Executive represents to the Company that its performance of all the terms of this Agreement does not and will not breach any agreement to keep in confidence proprietary information or trade secrets acquired by Executive in confidence or in trust prior to its engagement by the Company, and Executive will not disclose to the Company, or induce the Company to use, any confidential or proprietary information or material belonging to others. Executive agrees not to enter into any agreement, either written or oral, in conflict with this Agreement.

14. **Other Obligations**. Executive acknowledges that the Company, from time to time, may have agreements with other persons which impose obligations or restrictions on the Company regarding proprietary rights made or developed during the course of work thereunder or regarding the confidential nature of such work. Executive agrees to be bound by all such obligations and restrictions made known to him in writing by the Company and to act as may be reasonably required to discharge the obligations of the Company thereunder.

15. **Indemnification**. The Company shall, at its own expense, defend, indemnify and hold harmless the Executive from and against any and all liabilities, claims, actions, losses, costs and expenses (including reasonable attorneys' fees and disbursements) (i) relating to or arising out of the Company's actual or alleged violation of any law, statute, ordinance, order, rule or regulation; (ii) to the extent such Claim is primarily and directly based upon information or direction provided by the Company to Executive; (iii) relating to or **arising out of the Company's actual or alleged breach of this Agreement; or (iv) relating to or arising in connection with Executive's performance of the CSO services described herein**; provided, however, the foregoing shall not apply to any portion of such Claims to the extent it is found to have resulted primarily and directly from Executive's (A) infringement of any United States patent, foreign letters patent, license, trademark, copyright, trade secret or any other proprietary right other than as may be directed or induced by the Company for the services provided by Executive hereunder; (B) breach of this Agreement or any other agreement between Executive and the Company; (C) violation of any law, statute, ordinance, order, rule or regulation; or (D) any gross negligence or intentional misconduct in connection with such performance. This indemnification is not voided by the expiration or termination of this Agreement and shall survive any such expiration or termination in perpetuity.

16. **Non-Solicitation**. Executive will not, during the term this Agreement and for one year thereafter, directly or indirectly (whether as an owner, partner, shareholder, agent, officer, director, employee, independent contractor, consultant, or otherwise) with or through any individual or entity: (i) employ, engage or solicit for employment any individual who is, or was at any time during the twelve-month period immediately prior to the termination of this Agreement for any reason, an employee of the Company, or otherwise seek to adversely influence or alter such individual's relationship with the Company; or (ii) solicit or encourage any individual or entity that is, or was during the twelve-month period immediately prior to the termination of this Agreement for any reason, a customer or vendor of the Company to terminate or otherwise alter his, her or its relationship with the Company or any of its affiliates.

17. **Equitable Remedies**. In the event of a breach or threatened breach of the terms of this Agreement by Executive, the parties hereto acknowledge and agree that it would be difficult to measure the damage to the Company from such breach, that injury to the Company from such breach would be impossible to calculate and that monetary damages would therefore be an inadequate remedy for any breach. Accordingly, the Company, in addition to any and all other rights which may be available, shall have the right of specific performance, injunctive relief and other appropriate equitable remedies to restrain any such breach or threatened breach without showing or proving any actual damage to the Company.

18. **Governing Law**. This Agreement shall be governed, construed and interpreted in accordance with the internal laws of the state of Tennessee.

19. **Entire Agreement: Modifications and Amendments**. The terms of this Agreement are intended by the parties as a final expression of their agreement with respect-to such terms as are included in this Agreement and may not be contradicted by evidence of any prior or contemporaneous agreement. This Agreement may not be modified, changed or supplemented, nor may any obligations hereunder be waived or extensions of time for performance granted, except by written instrument signed by the parties or by their agents duly authorized in writing or as otherwise expressly permitted herein.

20. **Prohibition of Assignment**. This Agreement and the rights, duties and obligations hereunder may not be assigned or delegated by Executive or the Company without the prior written consent of the other party. Any assignment of rights or delegation of duties or obligations hereunder made without such prior written consent shall be void and of no effect.

21. **Approval of Public Communications and Press Releases**. Executive and Company agree that any public announcement regarding Executive must be approved by Executive in advance.

22. **Binding Effect: Successors and Assignment**. This Agreement and the provisions hereof shall be binding upon each of the parties, their successors and permitted assigns.

23. **Validity**. This Agreement is intended to be valid and enforceable in accordance with its terms to the fullest extent permitted by law. If any provision of this Agreement is found to be invalid or unenforceable by any court of competent Jurisdiction, the invalidity or unenforceability of such provision shall not affect the validity or enforceability of all the remaining provisions hereof.

24. **Notices**. All notices and other communications hereunder shall be in writing and, unless otherwise provided herein, shall be deemed duly given if delivered personally or by telecopy or mailed by registered or certified mail (return receipt requested) or by Federal Express or other similar courier service to the parties at the following addresses or (at such other address for the party as shall be specified by like notice):

(i) If to the Company:

Healthcare Integrated Technology Inc.
311 S. Weisgarber Road
Knoxville, TN 37919

(ii) If to Executive:

Dustin Hillis

DocuSigned by:

6.13.24

Any such notice, demand or other communication shall be deemed to have been given on the date personally delivered or as of the date received.

[*remainder of page intentionally left blank; signature page to follow*]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

EXECUTIVE:

DocuSigned by:

821BEC16FE8A458...

Dustin Hillis

HEALTHCARE INTEGRATED TECHNOLOGIES, INC.

DocuSigned by:

Scott Boruff

CE216ACB6DED4F5...

By: Scott M. Boruff

Its: Chairman & CEO